SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 5, 2008

RemoteMDx, Inc.
(Exact name of registrant as specified in its charter)

Utah	0-21116	87-0543981
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 West Civic Center Drive, Suite 400, Sandy, UT 84070
(Address of principal executive offices, including zip code)

(801) 451-6141
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 5, 2008, RemoteMDx, Inc. (the “Company”), in consultation with its independent registered public accounting firm, determined that it was necessary to make certain corrections to its financial statements (the “Financial Statements”) for its fiscal year ended September 30, 2007 and its fiscal first quarter ended December 31, 2007, contained in its Annual Report on Form 10-KSB for the year ended September 30, 2007 and its Quarterly Report on Form 10-QSB for the quarter ended December 31, 2007 (the “Original Reports”).

The decision to restate was approved by the duly authorized officers of the Company.   The Company has discussed the matters disclosed in this filing with Hansen Barnett & Maxwell, P.C., the Company’s independent registered public accounting firm. The Company concluded that the Company’s previously issued Financial Statements identified above should no longer be relied upon.

As of the date of this Current Report on Form 8-K, the Company believes that the restatement will primarily involve the following changes to the Financial Statements:

•
Amortization and Communication Expenses Reclassified as Cost of Sales.  For the year ended September 30, 2007, the Company reported amortization expense of $826,425 and communication expenses of $2,266,627 for non-billable units as selling, general and administrative expenses. A non-billable unit is a device that did not generate any revenue for the period.  These expenses will be reclassified and presented as cost of sales.

•
Operating Expenses Reclassified as Cost of Sales.  For the year ended September 30, 2007, the Company reported $1,759,010 in settlement expenses for past and future royalties as operating expense.   The Company has determined to reclassify these expenses (and an additional $1,008,000 of royalty expense) as cost of sales.

•
Revenue Recognition Deferred.  The Company determined that $1,300,000 of revenues recognized in fiscal year 2007 (approximately 15% of total revenue) and the corresponding cost of sales of $952,341 will be deferred and recognized in future periods.

•
Increase in Net Loss.  As a result of the deferral of revenue and cost of sales described above, the net loss for the year ended September 30, 2007 will be increased approximately $347,660 (approximately 1.3% increase over the previously reported net loss).

Anticipated changes to the unaudited condensed consolidated financial statements included in the amended Quarterly Report include the following:

•
Reclassification of Expense and Deferred Cost of Sales.  Cost of sales for the quarter will increase by $650,013 and selling, general, and administrative expense will be reduced by a corresponding amount, due to the reclassification of amortization and communication expense described above.

•
Revenue Recognition Deferred.  Revenues for the quarter will be increased $33,333 due to the deferral of revenues recognized during the year ended September 30, 2007 and corresponding cost of sales totaling $22,894.

•	Decrease in Net Loss. As a result of the changes described above, net loss for the quarter will decrease by $10,439.

The Company is working with its independent registered public accounting firm to determine if additional adjustments or changes to the Financial Statements are necessary.  The Company will file the restated Financial Statements as part of an amended Annual Report on Form 10-KSB/A for the year ended September 30, 2007, and an amended Quarterly Report on Form 10-QSB/A for the quarter ended December 31, 2007.  Both amended reports will be filed as soon as practicable.

The foregoing description of the corrections to our Financial Statements is only a summary, and is qualified in its entirety by reference to Item 7 to Amendment No. 1 to our Annual Report on Form 10-KSB/A to be filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RemoteMDx, Inc.

	By:	/s/ Michael G. Acton
Michael G. Acton
Chief Financial Officer

Dated: May 5, 2008